Exhibit 4.61
     R208 — Mortgage Registration Form — Version 1.1

THE COMMONWEALTH OF THE BAHAMAS
MORTGAGE REGISTRATION FORM

(Page 1 of 2)

Official Number	IMO Number	Name of Ship	Port of Registry
8000947	9138680	FREE IMPALA	NASSAU

Propulsion and Engine Details	Vessel Dimensions

Propulsion: Single Propeller	Length: 151.71 metres
Type of Engines: Diesel	Breadth: 25.79 metres
Total Power: 6074 KW	Depth: 13.72 metres
Particulars of Tonnage

GROSS TONNAGE:	15888 tons	NET TONNAGE:	8036 tons
Whereas (a) there is an Account Current between (1) ADVENTURE NINE S.A., a corporation incorporated in and under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter sometimes called the “Mortgagor”) and (2) FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (hereinafter sometimes called the “Mortgagee”) regulated by (i) a Deed of Covenant collateral to this Mortgage, bearing even date herewith and made between the Mortgagee and the Mortgagor and (ii) a Loan Agreement dated 15th December, 2009 made between (A) the Mortgagee, as lender and (B) the Mortgagor together with ADVENTURE TWELVE S.A., of Liberia as joint and several co-borrowers and co-debtors (therein and hereinafter also called the “Borrowers”), whereby the Mortgagee has agreed to make available to the Borrowers, under the terms and conditions set forth therein, a secured floating interest rate loan facility in the total amount of US Dollars twenty seven million seven hundred and fifty thousand (US$ 27,750,000) (which Deed of Covenant and Loan Agreement as the same may from time to time be amended and/or supplemented are hereinafter called the “Deed of Covenant” and “Loan Agreement” respectively) and whereas pursuant to the Loan Agreement, the Mortgagor has agreed to execute in favour of the Mortgagee this Mortgage for the purpose of securing payment by the Mortgagor to the Mortgagee of all sums from time to time owing to the Mortgagee whether by way of principal, interest or otherwise and costs, charges, expenses or other moneys connected with or for the purpose of creating, preserving, maintaining, administering, protecting, enforcing or attempting to enforce this security in the manner and at the times set forth in the Loan Agreement and the Deed of Covenant and the performance of all the obligations of the Borrowers towards the Mortgagee as contained in the Loan Agreement and obligations of the Owners towards the Mortgagee as contained in the the Deed of Covenant and whereas the amount of principal and interest and any other monies due at any given time can be ascertained by reference to the Loan Agreement and the Deed of Covenant and/or to the books of account (or other accounting records) of the Mortgagee.
Now, we, (b) ADVENTURE NINE S.A., in consideration of the premises for ourselves and our successors, covenant with the said (c) FBB-FIRST BUSINESS BANK S.A., and (d) its assigns, to pay to it the sums for the time being due on this security, whether by way of principal or interest, at the times and manner aforesaid.
And for the purpose of better securing to the said (c) FBB-FIRST BUSINESS BANK S.A., the payment of such sums as last aforesaid, we do hereby mortgage to the said (c) FBB-FIRST BUSINESS BANK S.A., sixty-four sixty-fourth shares of which we are the owners in the Ship above particularly described, and in her boats, guns, ammunition, small arms, and appurtenances.
Lastly, we, ADVENTURE NINE S.A., for ourselves and our successors, covenant with the said (c) FBB-FIRST BUSINESS BANK S.A ., and (d) its assigns that we have power to mortgage in manner aforesaid the above-mentioned shares and that the same are free from encumbrances.
IN WITNESS whereof, this Mortgage has been executed as a Deed this 16th day of December, 2009.

Seal	Individual/Corporation	Attestation
	ADVENTURE NINE S.A. name of ~~individual~~/company	I, (f)

of (g)

	per /s/ Jun Hu , Jun Hu	hereby testify that in my presence (i) this Mortgage was signed by

	signature as ~~Individual/Director/Secretary/Officer~~/Attorney-in-fact (h)	as Individual/Director/Secretary/Officer/Attorney-in-fact (h)
and

	~~signature as Individual/Director/Secretary/Officer/Attorney-in-fact (h)~~	as Individual/Director/Secretary/Officer/Attorney-in-fact (h)

and (ii) the corporate seal (h)/personal seal (h) of the transferor was affixed this ___ day of _______________
/s/ illegible
	in the presence of the witness ~~whose attestation is given opposite~~	Signature of witness ___________________